Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:	Paul E. Freiman, President & CEO
Neurobiological Technologies, Inc.
(510) 262-1730

Cheryl Schneider VP – Investor Relations
Porter, LeVay & Rose
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FISCAL 2005 SECOND QUARTER RESULTS

Richmond, California, February 9, 2005 – Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $2,675,000, or $0.10 per basic and diluted share, for its quarter ended December 31, 2004. This compares with a net loss of $1,059,000, or $0.06 per basic and diluted share, for the same quarter one year ago.

“We are pleased at the progress made since the start of the last quarter and shortly after”, stated Paul E. Freiman, President and Chief Executive Officer. “Viprinex™ (ancrod), a late-stage reperfusion therapy for use in the treatment of ischemic stroke, received fast-track status from the Food and Drug Administration, a significant step forward in our pivotal trial program. The XERECEPT® Phase III trial, for peritumoral brain edema, recruited more patients, leading to an investigator meeting this month for the initiation of a planned second Phase III trial. Sales of Memantine in the U.S. by Forest Laboratories for Alzheimer’s disease continue to grow strongly, providing us with a significant income stream. Memantine continues to be developed by Forest for neuropathic pain in several clinical trials. I believe that most businesses, like sports teams, win on the basis of doing the basic things well. We believe that we are advancing steadily and well on all fronts, and I am confident and excited about NTI’s future.”

Revenues of $694,000 in the quarter ended December 31, 2004 increased by $394,000 compared to revenues of $300,000 in the same quarter of 2003 and consist of royalty fees from the sale of Memantine in the U.S. and in certain European countries. Revenues of $300,000 in the quarter ended December 30, 2003 consist of $281,000 of license fees relating to the approval for sale of Memantine and $19,000 of royalty fees from the sale of Memantine in certain European countries.

Research and development expenses of $2,269,000 in the quarter ended December 31, 2004 increased by $1,756,000 compared to expenses of $513,000 in the same quarter of 2003. The increase resulted from expenses incurred to prepare for Phase III clinical trials of Viprinex, which are anticipated to commence within the next nine months, and for continuing the Phase III clinical trials for XERECEPT, the first of which was initiated during April 2004.

General and administrative expenses of $1,090,000 in the quarter ended December 31, 2004 increased by $235,000 compared to $855,000 for the same quarter in 2003, and resulted primarily from expense for the administrative operations of the New Jersey office established for the development of Viprinex subsequent to our acquisition of Empire in July 2004, together with professional fees related to public reporting and compliance with the Sarbanes-Oxley Act of 2002.

At December 31, 2004, we had cash, cash equivalents and investments of $15,127,000.

Conference Call Information

NTI will web cast its second quarter results conference today, February 9, 2005 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 361-0912. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. ET on Wednesday, February 9, 2005 through 11:59 p.m. on Wednesday, February 16, 2005. Replay number: (888) 203-1112 (U.S. and Canada) and (719) 457-0820 (International) Replay access code: 1460241.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for Viprinex and XERECEPT; fluctuations in quarterly operating results; our dependence on others for manufacturing our products and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
REVENUES
License	$—	$281,000	$—	$281,000
Royalty	694,000	19,000	1,211,000	29,000

Total revenue	694,000	300,000	1,211,000	310,000

EXPENSES
Research and development	2,269,000	513,000	3,432,000	842,000
Acquired in-process research and development	—	—	4,251,000	—
General and administrative	1,090,000	855,000	2,022,000	1,431,000

Total expenses	3,359,000	1,368,000	9,705,000	2,273,000

Operating loss	(2,665,000)	(1,068,000)	(8,494,000)	(1,963,000)

Investment income	(10,000)	9,000	67,000	31,000

NET LOSS	$(2,675,000)	$(1,059,000)	$(8,427,000)	$(1,932,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.10)	$(0.06)	$(0.32)	$(0.10)

Weighted average shares used in basic and diluted net loss per share calculation	26,846,878	19,206,054	26,008,306	19,019,739

SELECTED BALANCE SHEET DATA

	December 31, 2004	June 30, 2004
	(unaudited)	(1)
Cash and cash equivalents & investments	$15,127,000	$20,734,000
Working capital	5,445,000	13,582,000
Total assets	24,110,000	21,384,000
Accumulated deficit	(50,752,000)	(42,325,000)
Stockholders’ equity	22,527,000	20,723,000

(1)	Derived from audited financial statements.

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